Exhibit 10.4
1000 East Hanes Mill Road
Winston-Salem, NC 27105
Telephone: [***]
Email: [***]

PERSONAL & CONFIDENTIAL

June 1, 2020

Mr. Stephen B. Bratspies
[***]
[***]

Dear Steve,
Congratulations! This letter is to confirm the details of the offer you have discussed with Russell Reynolds and the Board of Directors of Hanesbrands Inc. We are excited about the prospect of you joining Hanesbrands as Chief Executive Officer, reporting to the Board.

Your employment start date is anticipated to be August 3, 2020, or such other date as is mutually agreed upon. It is the Board’s expectation that you will also become a member of the Board at that time.

Following are the specific details of the offer.

Base Salary:

Your annual gross base salary will be $1,100,000 which is $91,667 monthly, paid in arrears at the end of each month.

Annual Bonus:

You will be eligible for participation in the Annual Incentive Plan with a target bonus opportunity of 150% (maximum bonus potential of 300%) of your annual base salary, based upon achievement of financial and key performance indicators approved by the Compensations Committee of the Board each year, and subject to the provisions of the Company’s Annual Incentive Plan. The plan year for the Company’s incentive plan is the fiscal year, with an expected payment distribution in February/March following the plan year.

Your 2020 bonus will be prorated from your date of hire.

Long-Term Incentive Program (LTIP):

You will be eligible to participate in the Company’s Long-Term Incentive Program, subject to Compensation Committee discretion from year to year. Equity grants are currently delivered as 50% time-based and 50% performance-based awards. The performance-based award is expected to be delivered at Target with a potential of two times Target based on achievement of applicable Company performance metrics. You will initially qualify for awards with an equivalent value of $6,750,000 on the date of grant.

The time-based award is expected to vest ratably over a three year timeframe, one-third on the anniversary of each award, and the performance-based award is expected to vest three years after the grant date. Both types of grants are subject to the terms of the program.

Your 2020 LTIP awards will be prorated from your date of hire.

Inducement Award

Effective as of your employment start date, the Compensation Committee intends to grant you an inducement award of stock options in three tranches as described below:

•
Tranche 1 – options to purchase 83,333 shares with a per share exercise price equivalent to 100% of the closing price of a share of the Company’s stock on your employment start date; tranche cliff vests after 1 year;

•
Tranche 2 – options to purchase 83,333 shares with a per share exercise price equivalent to 120% of the closing price of a share of the Company’s stock on your employment start date; tranche cliff vests after 2 years; and

•
Tranche 3 – options to purchase 83,334 shares with a per share exercise price equivalent to 140% of the closing price of a share of the Company’s stock on your employment start date; tranche cliff vests after 3 years.

Benefit Plans:

Effective as of your date of employment, you will be eligible for a Company-provided benefits package at the same level as other executive officers. An Executive Benefits Summary is enclosed for your review.

Relocation/Housing:

You will be eligible for relocation benefits, as outlined in the enclosed Employee Relocation Summary, including:

•	Home sale assistance.

•	Home finding assistance (realtor) and certain closing costs.

•	Transportation of household goods.

•	The following payments upon receipt of an executed Repayment Agreement:

o
A one-time cash lump sum of $9,000 to cover expenses associated with house finding trips for you and your family, return home trips while in temporary living, and car rental while in temporary living, payable upon the initiation of relocation.

o	A one-time lump sum of $6,000, grossed up for applicable taxes, to cover incidental expenses associated with relocating you and your family, payable after employment starts.

o	An additional relocation stipend of $50,000 to cover temporary living expenses and any other relocation expenses not covered above, payable after employment starts.

The relocation benefits can be extended beyond the timelines outlined in the Employee Relocation Summary by mutual agreement between you and the Company; however, it is the Company’s expectation that your employment location and residence will be in the same city as the Company’s global headquarters.

Retirement Savings Plan:

You are eligible to participate in the Retirement Savings Plan (“RSP”) or 401(k). You will be automatically enrolled in the RSP at a 4% pre-tax contribution level. You have the option to change your contribution at any time. You may contribute 1% - 50% of your cash compensation (base and bonus) on a pre-tax basis. Our current Plan provides a dollar for dollar match up to the first 4% of eligible pay, which is fully vested after two years of employment, and also provides a discretionary annual Company contribution of up to 4% of eligible pay, which vests ratably 20% annually and is fully vested after five years of employment.

Vacation:

You will be eligible for five weeks of vacation on a calendar year basis; however, four (4) days should be reserved for our winter break between Christmas and New Year’s Day. Your vacation will be prorated from your date of hire.

Reimbursement of Business Expenses:

You will be provided a Company credit card through Mastercard for Company related business and travel related expenses.

Severance/Change in Control:

I have also enclosed a copy of a Severance/Change in Control Agreement for your review. This agreement is used with executive officers and provides various protections to you for termination from employment and a change in control of the Company.

Contingency:

This offer is contingent upon the successful completion of the pre-employment drug screen and a background check, which will include the consideration of employment references. It is also contingent on Walmart’s written assurance that your acceptance of this position with Hanesbrands and performance of services in connection with this role would not constitute a breach of the terms and conditions of your Separation Agreement, or any other existing agreement you have with Walmart.

We are very excited to have you join the Hanesbrands organization.

If you have any questions on this offer, please call Ann Ziegler, Chairman of the Compensation Committee of the Board, at [***]. For details on benefits matters, feel free to call Joia Johnson, Chief Administrative Officer, at [***] (Office) or [***] (Cell).

Sincerely,

/s/ Ronald L. Nelson

Ronald L. Nelson
Chairman of the Board
Hanesbrands Inc.

I accept this offer: X Yes No

Signature:

/s/ Stephen B. Bratspies	6/2/2020	8/3/2020
Stephen B. Bratspies	Date	Start Date